Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Post-Effective Amendment No. 3 of the following:

•	Our report dated October 8, 2004 relating to the combined statement of revenues and certain expenses of the 2004 Bank of America Specifically Tailored Transaction for the year ended December 31, 2003, which appears in the Current Report on Form 8-K of American Financial Realty Trust dated November 3, 2004.

•	Our report dated October 8, 2004 relating to the combined statement of revenues and certain expenses of the 2004 Fleet Specifically Tailored Transaction for the year ended December 31, 2003, which appears in the Current Report on Form 8-K of American Financial Realty Trust dated November 3, 2004.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

New York, New York

August 30, 2005